Exhibit 10.7

SHAREHOLDER AGREEMENT

        THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of July, 2004, by and between Gehl Company (the “Company”) and Manitou BF S.A. (the “Shareholder”).

RECITALS

         WHEREAS, the Company and the Shareholder have entered into a Manufacturing License, Technical Assistance and Supply Agreement, dated as of July 22, 2004 (such Manufacturing Agreement as renewed or extended from time to time is hereafter referred to as the “Manufacturing Agreement”) and an OEM Supply Agreement, dated as of July 22, 2004 (such Supply Agreement as renewed or extended from time to time is hereafter referred to as the “Selling Agreement”), pursuant to which agreements the parties thereto have agreed to cooperate in the manufacture, distribution and sale of specified telescopic handlers and related attachments in the United States market (the Selling Agreement and the Manufacturing Agreement are collectively referred to herein as the “Telehandler Agreements”); and

        WHEREAS, in connection with entering into the Telehandler Agreements, the Shareholder will acquire record and beneficial ownership of 961,768 shares (the “Shares”) of the Company’s common stock, $.10 par value (the “Common Stock”); and

        WHEREAS, the parties desire to define certain terms and conditions regarding the Shareholder’s investment in the Company.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

                         The Shareholder hereby represents and warrants to the Company as follows:

(a) The Shareholder is a corporation duly organized and validly existing under the laws of France.

    (b)        The Shareholder has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Shareholder. This Agreement constitutes a legally valid and binding agreement of the Shareholder, enforceable in accordance with its terms.

    (c)        Prior to effecting the transactions contemplated by this Agreement, the Shareholder owned (either beneficially or otherwise) no shares of Common Stock. The Shareholder is acquiring the Shares pursuant to Section 3 of this Agreement, as principal, solely for investment for the Shareholder’s own account and not in conjunction with any other person, directly or indirectly, and not with a view to, or for offer or sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), and not with a view to exercising control over the Company, merging or otherwise combining the Company with any other person or effecting any change in the corporate structure of the Company or (except as contemplated by this Agreement) the manner in which the Company conducts its business.

    (d)        The Shareholder is an “accredited investor” as defined in Rule 501 under the Securities Act. The Shareholder acknowledges that the Company has made available to the Shareholder the opportunity to obtain information respecting the business and financial condition of the Company and to evaluate the merits and risks of the investment in the Shares, including, without limitation, information contained in the Company’s public filings with the United States Securities and Exchange Commission (the “SEC”). The Shareholder also acknowledges that it has had an opportunity to ask questions of the officers of the Company regarding the financial merits and risks of the investment in the Shares and, to the extent the Shareholder has taken advantage of such opportunity, has received satisfactory answers concerning such matters. The Company has made available to the Shareholder all documents and information that the Shareholder has requested relating to the Shares.

    (e)        The form of Schedule 13G attached hereto as Exhibit A, to be filed by the Shareholder pertaining to the Company, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

    (f)        All future amendments to the Schedule 13G filed by the Shareholder pertaining to the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Shareholder will not engage in any fraudulent, deceptive or manipulative acts or practices in connection with the Common Stock.

2.	REPRESENTATIONS and WARRANTIES OF THE COMPANY

                         The Company hereby represents and warrants to the Shareholder as follows:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin.

    (b)        The Company has full legal right, power and authority to enter into and perform this Agreement, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, authorization by no other body or party being required by law. This Agreement constitutes a legally valid and binding agreement of the Company, enforceable in accordance with its terms.

    (c)        As of the date hereof, the Company’s authorized capital stock consists of: (i) 2,000,000 shares of preferred stock (of which 250,000 shares have been designated as Series A preferred stock), none of which have been issued; and (ii) 25,000,000 shares of Common Stock of which 5,493,050 shares are issued and outstanding and 1,096,863 shares are reserved for issuance pursuant to options and other rights to acquire Common Stock.

    (d)        The Shares have been duly authorized for issuance and sale to the Shareholder pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, shall be validly issued, fully paid and nonassessable (except for certain statutory liabilities that may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages).

3.	ACQUISITION OF SHARES

    (a)        The Shareholder hereby agrees to purchase, and the Company hereby agrees to sell to the Shareholder at the closing described in subsection (b) hereof (the “Closing”), the Shares. The per Share purchase price for the Shares to be purchased by the Shareholder at the Closing hereunder shall be $20.60.

    (b)        The Closing shall take place at 11:00 A.M., Central Time, on July 22, 2004. The Closing shall take place at the offices of the Company, 143 Water Street, West Bend, WI, or at such other time and place as may be agreed upon by the parties. At the Closing, the Company shall deliver to the Shareholder certificates representing the Shares and the Shareholder shall deliver to the Company by wire or inter- or intra-bank transfer in immediately available funds to the account of the Company the aggregate purchase price with respect to the Shares.

4.	LIMITATION ON TRANSFER; RIGHT OF FIRST REFUSAL BY THE COMPANY

(a) During the period that both of the Telehandler Agreements are in effect, the Shareholder shall not be permitted to effect a Transfer (as defined herein) of any of the Shares.

    (b)        Following the termination of one or both of the Telehandler Agreements, the Company shall, upon the written request of the Shareholder, use the Company’s reasonable efforts (including, without limitation, consulting with the Company’s financial advisor) to identify to Shareholder prospective purchasers (each a “Prospective Purchaser”) that may have an interest in purchasing portions of the Shares in block transactions. In the event that the Shareholder should decide to effect a Transfer of any of the Shares following the termination of one or both of the Telehandler Agreements (whether to a Prospective Purchaser or to any other person), the Shareholder shall give prior written notice to the Company of such intent to Transfer. Such notice shall specify (i) the number of Shares to be transferred (the “Offered Shares”), (ii) the date of the proposed Transfer (which shall not be less than ninety (90) days after receipt by the Company of such notice), (iii) the identity of the proposed transferee, (iv) the consideration per Share to be received upon such Transfer and the terms of payment (such price and terms of payment referred to collectively as the “Offering Price”), (v) a description of the nature of the proposed Transfer and (vi) a copy of any written documents embodying an offer to purchase the Offered Shares. Such written notice to the Company shall constitute an offer to sell all the Offered Shares to the Company at the Offering Price. The Company shall have the option, but not the obligation, to purchase the Offered Shares pursuant to this Section 4(b). To the extent that the Offering Price consists of consideration other than cash or promissory notes (“Other Consideration”), then the value of such Other Consideration shall be payable in cash based on an appraised value of the Other Consideration determined by an independent appraiser mutually agreed to by the Company and the Shareholder. If the parties cannot agree on an independent appraiser, then each party shall promptly appoint an independent appraiser, and such independent appraisers shall appoint a third independent appraiser to perform the appraisal of the Other Consideration. The cost of performing such appraisal shall be shared equally by the Company and the Shareholder. The option in favor of the Company created hereunder shall be in effect for a period ninety (90) days from the date of receipt of notice by the Company of the pending Transfer, except to the extent that the Offering Price includes Other Consideration in which case such ninety (90) day period shall be extended through the period ending ninety (90) days after final determination of the cash equivalent of the Other Consideration. If the Company elects to exercise its option to purchase the Offered Shares, it shall indicate such election in writing to the Shareholder within the period of the option created hereunder. Thereafter, the Company shall pay to the Shareholder the purchase price immediately upon the Shareholder tendering to the Company, free and clear of any encumbrances, such share certificate or certificates (duly endorsed for transfer) representing the Offered Shares. Upon the lapse of the purchase option provided to the Company hereunder, and provided such Transfer is otherwise permitted under this Agreement or applicable law (including securities laws), the Shareholder shall be free to Transfer the Offered Shares to the transferee identified in the original notice to the Company at any time during the subsequent one (1) month period; provided, that such Transfer is made at a price not less than, nor at terms of payment more beneficial to the purchaser than, the Offering Price. The term “Transfer” shall mean the sale, exchange, pledge, transfer by operation of law, assignment or other disposal (whether voluntary or involuntary) of any Shares held by the Shareholder.

    (c)        Notwithstanding anything to the contrary in this Section 4, following the termination of one or both of the Telehandler Agreements, the Shareholder shall be entitled to sell Shares in open market transactions effected on such primary market or exchange on which the Common Stock is then traded provided that all such transactions shall be made in accordance with the limitations set forth in Rule 144 promulgated under the Securities Act (or any successor rule), including, without limitation, the limitations set forth in subsections (c), (d), (e) and (f) of Rule 144, regardless of whether the Shareholder is no longer an “affiliate” of the Company and regardless of whether the time period set forth in subsection (k) of Rule 144 has expired.

5.	CALL OPTION

                         Following the termination of one or both of the Telehandler Agreements, the Company shall have the ongoing option, but not the obligation, to purchase all of the Shares then held by the Shareholder at a price per Share equal to the average of the last sale or closing prices of the Common Stock (on such primary stock exchange or market on which the Common Stock is then traded) over the thirty (30) trading day period immediately preceding the date of delivery of the Company’s notice of exercise of its option. If the Company elects to exercise such option, it shall indicate such election in writing to the Shareholder. In the event that the Shareholder objects to such notice, the Shareholder shall so notify the Company within ten (10) days of receipt of such notice and the Company’s call notice shall be voided and its right to provide a subsequent call notice shall be automatically suspended for six (6) months. The Shareholder shall be entitled to provide a notice of objection on two (2) separate occasions (which may be successive) pursuant to this Section 5. Within ten (10) days after receipt of a call notice to which the Shareholder either does not object or is not entitled to object, the Shareholder shall tender to the Company the certificates, free and clear of any encumbrances and duly endorsed for transfer, representing all of the Shares then held by the Shareholder. The Company shall, within ninety (90) days after the receipt of such certificates, pay in cash to the Shareholder the purchase price for such Shares. In the event that the Common Stock is not then traded on a stock exchange or market, then the Company shall be permitted to exercise its call option by notifying the Shareholder of its intent to purchase all of the Shares then held by the Shareholder and the parties (subject to the Shareholder’s right to object to such notice as described above) shall thereafter seek to negotiate a mutually acceptable per Share purchase price. If the parties cannot agree on a per Share purchase price, then either the Company will be permitted to withdraw the notice of exercise of its call option (subject to renotice in the future at the Company’s sole discretion) or the parties will by mutual agreement select an independent appraiser to determine a per Share purchase price within a range of prices as fixed by the parties. If the Company does not withdraw its notice and the parties cannot agree on an independent appraiser and/or a price range, then each party shall promptly appoint an independent appraiser, and such independent appraisers shall appoint a third independent appraiser to determine a per Share purchase price. The cost of performing such appraisal shall be shared equally by the Company and the Shareholder. Within ten (10) days after final determination of the per Share purchase price by the parties or an independent appraiser, the Shareholder shall tender to the Company the certificates, free and clear of any encumbrances and duly endorsed for transfer, representing all of the Shares then held by the Shareholder. The Company shall, within ninety (90) days after the receipt of such certificates, pay in cash to the Shareholder the purchase price for such Shares.

6.	STANDSTILL

                         During the period that both of the Telehandler Agreements are in effect and for a period of seven (7) years thereafter, neither the Shareholder nor any of its Representatives (as defined herein) (acting on behalf of the Shareholder) will, directly or indirectly, without the prior written consent of the Company or its Board of Directors:

    (a)        acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, ownership (including without limitation “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any additional (i.e., in addition to the Shares) Voting Securities (as defined herein) or direct or indirect rights to acquire any additional Voting Securities of the Company or any subsidiary or affiliate thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary, division or affiliate thereof or of any such successor or controlling person; provided, however, that the foregoing shall not prohibit the Shareholder from acquiring additional Voting Securities of the Company as a result of a pro rata dividend paid by the Company with respect to the Shares;

    (b)        make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or otherwise seek to advise or influence any person or entity with respect to the voting of any Voting Securities of the Company;

    (c)        (i) take any action to solicit, initiate or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any subsidiary or affiliate thereof (a “Company Acquisition Proposal”), other than the transactions contemplated by this Agreement, (ii) agree to endorse any Company Acquisition Proposal, or (iii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any subsidiary or affiliate thereof or afford access to the properties, books or records of the Company or any subsidiary or affiliate thereof to, any person that the Shareholder believes may be considering making, or has made, a Company Acquisition Proposal;

(d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing;

(e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

(f) disclose any intention, plan or arrangement inconsistent with the foregoing;

(g) advise, assist or encourage any other persons in connection with any of the foregoing;

(h) take any action which might require the Company to make a public announcement regarding the possibility of an extraordinary transaction involving the Company or any of its securities or assets;

(i) file any application with any regulatory authority seeking approval or authority in connection with any action described above; or

(j) request the Company, its Board of Directors or any of their Representatives, directly or indirectly, to amend or waive any provision of this Section 6.

                         Notwithstanding the foregoing, nothing in this Section 6 shall prohibit the Representative of the Shareholder who is elected as a director of the Company pursuant to Section 7 hereof from fulfilling his fiduciary obligations as a member of the Company’s Board of Directors.

                         As used in this Agreement, the term “Representative” means, as it relates to any person, such person’s affiliates (as defined in Rule 405 under the Securities Act and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants), controlling persons, lenders and investors. As used in this Agreement, the term “Voting Securities” means, as it relates to any person, any securities of the person entitled to vote generally for the election of directors or securities convertible into such securities.

7.	BOARD REPRESENTATION

                         For so long as both of the Telehandler Agreements are in effect and the Shareholder owns all of the Shares purchased hereunder, the Company agrees to use reasonable efforts to cause Marcel Claude Braud to be nominated as a candidate for and to cause him to be elected by the Company’s shareholders as a director of the Company. The Company’s obligations relative to the election of Mr. Braud as a director shall become effective in connection with the Company’s 2005 Annual Meeting of Shareholders.

8.	LEGENDS AND STOP TRANSFER ORDERS

                         The Shareholder understands that stop transfer instructions will be given to the Company’s transfer agent with respect to the Shares and that there will be placed on all certificates issued to the Shareholder representing the Shares, or any substitutions or replacements therefor, a legend stating substantially as follows:

“The securities represented by this certificate are subject to the provisions of a Shareholder Agreement, dated as of July 22, 2004, between Gehl Company and Manitou BF S.A., and may not be sold, transferred, assigned or otherwise disposed of except in accordance therewith. A copy of said Shareholder Agreement is on file at the office of the Secretary of Gehl Company.”

9.	TERM

                         This Agreement shall remain in effect for so long as the Shareholder shall retain any interest in all or any portion of the Shares and for the period contemplated by Section 6 hereof.

10.	MISCELLANEOUS

10.1	Assignment; Parties in Interest.

(a) Assignment. The rights and obligations of the parties hereunder may not be assigned, transferred or encumbered without the prior written consent of each other party.

    (b)        Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

10.2	Governing Law.

                         This Agreement shall be governed and construed in accordance with the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

10.3	Amendment and Modification.

                         This Agreement may only be amended or modified in a writing signed by the parties hereto.

10.4	Entire Agreement.

                         This instrument embodies the entire agreement between the parties hereto with respect to the subject matter hereof, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

10.5	Counterparts.

                         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6	Headings.

                         The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.7	Severability.

                         In the event any court of competent jurisdiction shall deem any provision of this Agreement to be invalid or unenforceable, then the remaining provisions of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of the offending provision.

10.8	Specific Performance.

                         The Shareholder agrees that any violation or breach of the provisions contained in this Agreement will result in irreparable injury to the Company for which a remedy at law would be inadequate and that, in addition to any relief at law that may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to such injunctive and other equitable relief as a court may grant.

10.9	Notices.

                         All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.

If to the Company, to:
Gehl Company
143 Water Street
West Bend, Wisconsin 53095
Attention: Michael J. Mulcahy
Vice President, Secretary and General Counsel
Facsimile: (262) 334-6603
with a copy to:
Benjamin F. Garmer, III
Jay O. Rothman
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
Facsimile: (414) 297-4900
If to the Shareholder, to:
Manitou BF S.A.
ZI 430 route de a Aubiniere
BP 249
F-44158 Aneenis cedex
France
Attn: Marcel Claude Braud
Facsimile: 33 2 40 09 1703
with a copy to:
John Burleson
Pakis, Giotes, Page & Burleson, P.C.
801 Washington Avenue, Suite 800
Waco, Texas 76701-1289
Facsimile: (254) 297-7301

                         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted, such communication shall be deemed delivered the next business day after transmission; if sent by overnight courier, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Either party to this Agreement may change its address for the purposes of this Agreement by giving written notice thereof to the other party.

10.10	Mediation Disputes.

                         In the event that either party hereto perceives there to be any dispute among the parties arising out of or in connection with the negotiation, interpretation, performance or non-performance of this Agreement or any of its terms, the party perceiving the dispute shall first give written notice thereof (in reasonable detail) to the other pursuant to Section 10.9 above, and to any extent that such dispute is not resolved within thirty (30) days after the giving of such notice, during which period the parties agree to negotiate in good faith in an effort to resolve such dispute, the dispute shall be submitted to mediation before either party resorts to litigation of any kind. Mediation is a voluntary dispute resolution process in which the parties to the dispute meet with an impartial person, called a mediator, who would help to resolve the dispute informally and confidentially. Mediators facilitate the resolution of disputes but cannot impose binding decisions, as the parties to the dispute must agree before any settlement between them is binding. If the need for mediation arises, the parties to the dispute shall choose a mutually acceptable mediator and shall share the costs of the mediation services equally. The mediator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed by or affiliated with any of the parties hereto. The mediation shall occur at or reasonably adjacent to the offices (in the U.S.) of one of the parties, and the party hosting (or having offices most adjacent to the site of) the mediation shall bear one-half (1/2) of the reasonable travel expenses of not more than three representatives/counsel of the other party. If the parties cannot agree as to which of them shall host the mediation, the right to host the mediation shall be determined by the last digit of the closing value of the Dow Jones Industrial Average (as reflected in The Wall Street Journal) on its second trading day following the day on which the notice of dispute is deemed given under Section 10.9 above; if such last digit is even, Shareholder shall have the right to host, and if such digit is odd, Company shall have such right. The parties agree to participate in the mediation process for at least sixty (60) days following the engagement of a mediator. Notwithstanding the foregoing, the parties shall not be bound by this Section 10.10 in the event the dispute relates to a violation of Section 6 hereof.

10.11	Consent to Jurisdiction.

                         All disputes arising under or in connection with this Agreement shall be heard exclusively in, and each party consents to the exclusive jurisdiction and proper venue of, the United States District Court for the Eastern District of Wisconsin, U.S.A. Each party consents to personal and subject matter jurisdiction and venue in such court and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. Each party agrees that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

GEHL COMPANY
By:	/s/ William D. Gehl
William D. Gehl Chief Executive Officer

MANITOU BF S.A.
By:	/s/ Marcel Claude Braud
Marcel Claude Braud President